Exhibit 10.3

Methode Electronics, Inc.

8750 West Bryn Mawr Avenue, Suite 1000

Chicago, Illinois 60131

July 12, 2024

Dear Jon:

By this letter (this “Offer Letter Amendment”), we agree to amend and restate certain terms of your Offer Letter dated as of June 24, 2024 (the “Offer Letter”) as follows.

The following provision in the Offer Letter regarding Expenses is amended and restated to be as follows:

Expenses: The Company will, in accordance with Company policies as they may exist and be amended from time to time, reimburse reasonable business expenses incurred by you in the performance of your duties, and for your convenience for charging appropriate expenses, will issue you a Company corporate credit card. Upon your presentation of appropriate documentation of the total out of pocket expenses incurred, which shall be provided within sixty days after your employment begins, the Company will reimburse you up to a grand total of $30,000 in attorneys’ fees that you incurred related to your hiring as Methode CEO (including attorney review of the Offer Letter and related documents). This reimbursement payment will be made within sixty days after the Company receives documentation of your legal expenses.

Except as modified by this Offer Letter Amendment, the Offer Letter shall remain in full force and effect.

Please sign, date and return a copy of this Offer Letter Amendment to Ms. Andrea Barry at the Company, and retain a copy for your records.

Sincerely,

METHODE ELECTRONICS, INC.

By: /s/ Walter J. Aspatore

Walter J. Aspatore
Chairman of The Board

ACKNOWLEDGMENT AND AGREEMENT

I have read and agree to the above terms and conditions.

/s/ Jonathan DeGaynor July 12, 2024

Jonathan DeGaynor Date